Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

VOTING AGREEMENT
This VOTING AGREEMENT (the “Voting Agreement”), dated as of April 13, 2022, is entered into by and between SilverBow Resources, Inc., a Delaware corporation (“SilverBow”), and SVMF 71 LLC, a Delaware limited liability company (the “Holder”).
W I T N E S S E T H:
WHEREAS, concurrently with the execution of this Voting Agreement, SilverBow and SilverBow Resources Operating, LLC, a Texas limited liability company and wholly-owned subsidiary of SilverBow, as buyers, will enter into that certain Purchase and Sale Agreement, dated as of the date hereof, with Sundance Energy, Inc., a Colorado corporation, Armadillo E&P, Inc., a Delaware corporation, and SEA Eagle Ford, LLC, a Texas limited liability company (collectivity, the “Sundance Entities”), as sellers (the “Purchase Agreement”);
WHEREAS, capitalized terms used in this Voting Agreement that are not defined in this Voting Agreement shall have the meanings given such terms in the Purchase Agreement;
WHEREAS, SilverBow has agreed, pursuant to and in accordance with the Purchase Agreement, to seek approval of the Transaction Proposals; and
WHEREAS, on the terms and subject to the conditions contained in this Voting Agreement, the Holder has agreed to support and vote in favor of the Transaction Proposals at any meeting held for voting on such proposals.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Holder Support. Prior to the Termination Date (as defined below), at the Stockholders Meeting or any other duly called meeting of the stockholders of SilverBow, or at any postponement or adjournment thereof, and in any action by written consent of the stockholders of SilverBow requested by the SilverBow Board or undertaken as contemplated by the Purchase Agreement, the Holder irrevocably and unconditionally agrees it shall:
(a)     (i) if a meeting is held, appear at each such meeting in person or by proxy or otherwise call all shares of SilverBow Common Stock beneficially owned by it to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all shares of SilverBow Common Stock beneficially owned by it in favor of each Transaction Proposal. Nothing in this Section 1 will prevent a representative of the Holder serving on the Board of Directors of SilverBow or any of its Affiliates from taking any action while acting in such person’s capacity as a director in accordance with his or her fiduciary duties as a director.
(b)    vote against (i) any other transaction, proposal or agreement in opposition to the adoption of a Transaction Proposal or in competition with a Transaction Proposal; and (ii) any other action that would reasonably be expected to prevent any of the transactions contemplated by the Purchase Agreement or this Voting Agreement. If the Holder is the beneficial owner, but not the holder of record, of any SilverBow Common Stock, the Holder agrees to take all actions reasonably necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such the SilverBow Common Stock in accordance with this Section 1.
2.    Notice of Certain Transfers; Prohibitions on Other Voting Agreements. The Holder shall, and shall cause its Affiliates to, provide reasonable advance notice to SilverBow prior to entering into a binding agreement to sell a material number of shares of SilverBow Common Stock in any single transaction or series of related transactions prior to the record date for the Stockholders Meeting. Notwithstanding the foregoing, none of the SilverBow Common Stock may be subjected to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Voting Agreement. Further, in the event of any transfer by Holder of SilverBow Common Stock to any of its Affiliates (and not, for the avoidance of doubt, to any other Person), any such transferee Affiliate shall promptly execute a joinder to this Voting Agreement and assume the same obligations as the Holder hereunder with respect to the shares of SilverBow Common Stock so transferred.
3.    Holder Representations and Warranties. The Holder hereby represents and warrants as of the date hereof that (a) the Holder (i) is the beneficial and record owner of the shares of SilverBow Common Stock set forth opposite its name on Exhibit A hereto and has voting and dispositive power with respect to such shares, (ii) is duly organized, validly existing and in good standing under the laws of Delaware, (iii) has all requisite power and authority to execute and deliver this Voting Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder, (b) the execution and delivery of this Voting Agreement has been, and the consummation of the transactions contemplated hereby have been, duly authorized by all requisite action by the Holder, (c) this Voting Agreement has been duly and validly executed and delivered by the Holder and, assuming this Voting Agreement has been duly authorized, executed and delivered by the other parties hereto, this Voting Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of the Holder enforceable against it in accordance with its terms, except as the enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as the enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (d) the execution and delivery by the Holder of this Voting Agreement does not, and the performance of the Holder’s obligations hereunder does not, (i) violate any provision of any law applicable to the Holder, (ii) violate any order, judgment or decree applicable to the Holder or any of its Affiliates, (iii) other than the filing of an amended Schedule 13D with the SEC, require the Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or governmental entity, or (iv) conflict with, or result in a breach or default under, any agreement or instrument to which the Holder or any of its Affiliates is a party or any term or condition of its certificate of formation, limited liability company agreement or comparable organizational document.
4.    Entire Agreement. This Voting Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Voting Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto, provided, however that no such changes, amendments, modifications or waivers may be effected with respect to sections 1, 6, 9 or 10 hereof without the written consent of the Sundance Entities. If, and whenever on or after the date hereof during the term of this Voting Agreement, SilverBow enters into or amends, modifies or waives any term, condition or other provision of any voting agreement entered into by any other stockholder of SilverBow in connection with the transactions contemplated by the Purchase Agreement that is more favorable to such other stockholder than those terms, conditions or other provisions included in this Voting Agreement with respect to the Holder, then (i) SilverBow shall provide written notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms, conditions and other provisions of this Voting Agreement shall be, without any further action by the Holder or SilverBow, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms, conditions and other provisions set forth in such other voting agreement; provided that upon written notice to SilverBow within ten (10) Business Days following receipt of notice from SilverBow of such voting agreement or amendment, modification or waiver, the Holder may elect not to accept the benefit of any such terms, conditions or other provisions, in which event the terms, conditions or other provisions contained in this Voting Agreement shall continue to apply to the Holder. The foregoing shall apply similarly and equally to each new voting agreement and amendment, modification or waiver of any voting agreement entered into with any SilverBow stockholder in connection with the transactions contemplated by the Purchase Agreement.
5.    Successors and Assigns. No party hereto may assign either this Voting Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. Subject to Section 2, for the avoidance of doubt, nothing contained in this Voting Agreement shall prohibit or otherwise restrict the Holder from selling, transferring or otherwise disposing any shares of SilverBow Common Stock.
6.    Third Party Beneficiaries. Nothing in this Voting Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Voting Agreement or of any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements contained in this Voting Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees; provided, however, that each of the Sundance Entities has relied on and is an express third party beneficiary of this Voting Agreement and shall be entitled to exercise all the available rights and remedies to specifically enforce this Voting Agreement, subject to the terms and conditions hereof. SilverBow and Holder hereby acknowledge that the Sundance Entities have relied upon the delivery of this Voting Agreement to enter into the Purchase Agreement.
7.    Counterparts. This Voting Agreement may be executed in any number of original or electronically delivered counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
8.    Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Voting Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or e-mail to the address indicated on the signature pages hereto.
9.    Termination. This Voting Agreement shall automatically terminate, and have no further force and effect upon the earlier of (i) termination of the Purchase Agreement in accordance with its terms, (ii) the consummation of the transactions contemplated by the Purchase Agreement, (iii) the date of any modification, waiver or amendment to the Purchase Agreement that increases the consideration payable thereunder or that would otherwise be adverse to the Holder and (iv) a Change in Recommendation by the SilverBow Board in accordance with the terms of the Purchase Agreement (the earliest of the foregoing clauses (i) through (iv), the “Termination Date”).
10.    Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Voting Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement, this being in addition to any other remedy to which they are entitled under the terms of this Voting Agreement at law or in equity and (ii) in no event shall SilverBow have the ability to recover monetary damages in respect of any breach or failure to perform any of the terms or provisions of this Voting Agreement on the part of the Holder.
11.    Severability. This Voting Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Voting Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Voting Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
12.    Governing Law. This Voting Agreement, the rights of the parties hereunder, and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The parties hereto expressly incorporate by reference Section 15.14 (Governing Law; Jurisdiction; Venue; Jury Waiver) of the Purchase Agreement to apply to this Voting Agreement mutatis mutandis, with references to the Purchase Agreement therein deemed to reference this Voting Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first written above.
SILVERBOW RESOURCES, INC.

By:    /s/ Christopher M.Abundis
Name: Christopher M. Abundis
Title: Executive Vice President, CFO and General Counsel
Address:
920 Memorial City Way, Suite 850
Houston, Texas 77024
Attention: Chris Abundis
Email: [***] with a copy (which shall not constitute notice) to: [***]
[Signature Page to Voting Agreement]

SVMF 71 LLC

By: /s/ James Dougherty
Name:     James Dougherty
Title:    Authorized Signatory

Address:
100 West Putnam Avenue
Greenwich, Connecticut 06830
E-mail: [***]

[Signature Page to Voting Agreement]

Acknowledged and agreed as of the date first written above:

SUNDANCE ENERGY, INC.

By: /s/ Chris Humber
Name: Chris Humber
Title: EVP & GC

ARMADILLO E&P, INC.

By: /s/ Chris Humber
Name: Chris Humber
Title: EVP & GC

SEA EAGLE FORD, LLC

By: /s/ Chris Humber
Name: Chris Humber
Title: EVP & GC

[Signature Page to Voting Agreement]

Exhibit A

Holder	Shares of SilverBow Common Stock
SVMF 71 LLC	4,476,462